Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

PERVASIP CORP.

FIRST: The name of the corporation is Pervasip Corp. The name under which the corporation was formed is Sirco Products Co. Inc.

SECOND: The certificate of incorporation of the corporation was filed by the Department of State on July 22, 1964.

THIRD: The amendment to the certificate of incorporation effected by this certificate of amendment is as follows:

To add a provision stating the number, designation, relative rights, preferences and limitations of the shares of Series D Preferred Stock as fixed by the Board of Directors of the corporation pursuant to the authorization contained in the certificate of incorporation of the corporation.

FOURTH: To accomplish the foregoing amendment, Article Fourth of the certificate of incorporation, relating to the authorized capital stock, is hereby amended to include the following additional text:

F. Series D Preferred Stock. Fifty-One (51) shares of the Preferred Stock are hereby designated as Series D Preferred Stock (the “Series D Preferred”). Each share of Series D Preferred shall have a stated value equal to $0.001. The relative rights, preferences and limitations of the Series D Preferred Stock shall be as follows:

a.	Dividends. Upon the declaration of any dividend on the Corporation’s common stock, the holders of each share of Series D Preferred Stock shall receive a dividend equal to the dividend payable to the holder of each share of common stock.
b.	Liquidation Rights. The holders of Series D Preferred Stock shall have no rights (whether in the form of distributions or otherwise) in respect of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, and shall be subordinate to all other classes of the Corporation’s capital stock in respect thereto.
c.	Redemption. The Corporation shall redeem all issued and outstanding shares of Series D Preferred Stock for the amount of $1.00 per share on the earlier to occur of (1) the first anniversary of the date upon which all obligations of the Company to 112359 Factor Fund, LLC (and/or its assign(s)) have been satisfied in full, or (2) December 31, 2019.
d.	Voting Rights. Each share of the Series D Preferred Stock shall have voting rights equal to (x) the product of (i) 0.019607 multiplied by the total issued and outstanding shares of Common Stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (ii) 0.49, minus (y) the Numerator. For purposes of illustration only, if the total issued and outstanding shares of Common Stock eligible to vote at the time of the respective vote is 5,000,000, the voting rights of one share of the Series D Preferred shall be equal to 98,035 (0.019607 x 5,000,000) / 0.49) – (0.019607 x 5,000,000) = 102,036).

With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series D Preferred Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Certificate of Incorporation or by-laws.

e.	Protection Provisions. So long as any shares of Series D Preferred are outstanding, the Corporation shall not, without first obtaining the unanimous written consent of the holders of Series D Preferred, (i) alter or change the rights, preferences or privileges of the Series D Preferred so as to affect adversely the holders of Series D Preferred or (ii) create Pari Passu Shares or Senior Shares.

f.	Status of Redeemed Stock: In case any shares of Series D Preferred shall be redeemed or otherwise reacquired, the shares so redeemed or reacquired shall resume the status of authorized but unissued shares of preferred stock, and shall no longer be designated as Series D Preferred.

FIFTH: The manner in which the foregoing amendment of the certificate of incorporation was authorized is as follows:

The Board of Directors of the corporation authorized the amendment under the authority vested in said Board under the provisions of the certificate of incorporation and of Section 502 of the Business Corporation Law.

IN WITNESS WHEREOF, the undersigned has signed this certificate on the 30th day of August, 2013.

PERVASIP CORP.

By:	/s/ Paul H. Riss
	Name:	Paul H. Riss
	Title:	Chief Executive Officer